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                                                                   EXHIBIT 10.39


                           CONDITIONAL PROMISSORY NOTE

                                 Non-Negotiable

$2,750,000.00                                                    August 19, 1997
                                                            Plymouth Meeting, PA


NOTICE TO HOLDER: PAYMENT UNDER THIS NOTE IS SUBJECT TO CERTAIN CONDITIONS THE OCCURRENCE OF WHICH CAN RESULT IN THE CANCELLATION OF THE OBLIGATION OF THE MAKER TO MAKE PAYMENTS.


         FOR VALUE RECEIVED, the undersigned, ATC GROUP SERVICES INC., a Delaware corporation, ("Maker") promises and agrees to pay to the order of SMITH TECHNOLOGY CORPORATION, a Delaware corporation ("Smith"), at One Plymouth Meeting, Plymouth Meeting, PA 19462, or at such other place as the Smith may from time to time designate in writing, on behalf of Smith and the other Sellers under the Agreement for Sale and Purchase of Business Assets entered into by Maker, Smith and such Sellers this date (the "Agreement"), the principal sum of TWO MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($2,750,000.00), on or before February 27, 1998, (the "Due Date") without interest except in the event of (i) default as provided below or (ii) a set-off taken against payment due under this note which is ultimately determined not to have been allowable under Section 1.04 of the Agreement.

         SPECIAL CONDITIONS. Maker's obligation to make payment under this note shall be subject to the Maker's right of set-off under Section 1.04 of the Agreement. Maker's exercise of such set-off rights against the payment due hereunder shall not constitute a default hereunder provided such exercise is in conformity with the terms and conditions governing set-off rights in the Agreement and Maker promptly makes payment of any amount so set-off finally determined, as provided in the Agreement, to have been improperly set off. To the extent that all or some portion of a set-off asserted by Purchaser under the Agreement is ultimately determined not to have been proper, Maker shall pay interest on the amount determined to have been improperly set off from the Due Date until the date such payment is made at the prime rate quoted by the Chase Bank of New York on the Due Date.

         DEFAULT. Upon Maker's failure to pay the amount due hereunder on or before the Due Date (exclusive of any amounts subject to the set-off procedures of the Agreement), or in the event of bankruptcy, insolvency, or receivership of the Maker, it is agreed that this note shall, at the option of Smith, become immediately due and payable for the full unpaid balance, exclusive of any
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amounts properly subject to set-off by Maker under the Agreement. If Purchaser defaults hereunder, after maturity, whether by acceleration or otherwise, this note shall bear interest at the rate of ten per cent (10%) per annum. If this note is not paid in accordance with its terms and is placed in the hands of an attorney for collection, Maker agrees to pay, in addition to the unpaid balance and interest, the costs of collection, including attorney's fees.

         WAIVER. The Maker waives presentment, demand, protest, notice of dishonor and diligence in collecting.


                                    Made by:

                                    ATC GROUP SERVICES INC., Maker



                                    By: /s/ Nicholas J. Malino
                                       ----------------------------
                                       Nicholas J. Malino
                                       Senior Vice President

Terms accepted by:

SMITH TECHNOLOGY CORPORATION



By: /s/ Thomas F. Herlihy
   ----------------------------


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